                                                                     EXHIBIT 2.1
________________________________________________________________________________

                            STOCK PURCHASE AGREEMENT


                                     among:


                            ASYST TECHNOLOGIES, INC.
                           a California corporation;


                            HINE DESIGN INCORPORATED
                           a California corporation;


                                      and


                  THE SHAREHOLDERS OF HINE DESIGN INCORPORATED



                          ___________________________
                            Dated as of July 2, 1998
                          ___________________________


________________________________________________________________________________

                              TABLE OF CONTENTS


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SECTION 1. DESCRIPTION OF TRANSACTION                                  2

   1.1      Sale and Purchase of Shares.............................   2

   1.2      Purchase Price..........................................   2

   1.3      Closing; Closing Date...................................   2

   1.4      Definitions.............................................   3

   1.5      Employee Stock Options; DCUs............................   3

   1.6      Escrow..................................................   5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
            THE SHAREHOLDERS........................................   5

   2.1      Due Organization; No Subsidiaries; Etc..................   5

   2.2      Articles of Incorporation and Bylaws; Records...........   6

   2.3      Capitalization, Etc.....................................   6

   2.4      Financial Statements....................................   7

   2.5      Absence of Changes......................................   8

   2.6      Title to Assets.........................................  10

   2.7      Bank Accounts; Receivables..............................  10

   2.8      Full Disclosure.........................................  10

   2.9      Proprietary Assets......................................  11

   2.10     Contracts...............................................  12

   2.11     Liabilities.............................................  14

   2.12     Compliance with Legal Requirements......................  14

   2.13     Governmental Authorizations.............................  14

   2.14     Tax Matters.............................................  15

   2.15     Employee and Labor Matters; Benefit Plans...............  16

   2.16     Environmental Matters...................................  18

   2.17     Insurance...............................................  19

   2.18     Related Party Transactions..............................  19

   2.19     Legal Proceedings; Orders...............................  19

   2.20     Authority; Binding Nature of Agreement..................  20

   2.21     Non-Contravention; Consents.............................  20

                                     i.

                              TABLE OF CONTENTS
                                 (CONTINUED)


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   2.22     Title to Securities.....................................   21

   2.23     Shareholder Authority; Binding Nature of Agreement......   21

   2.24     Shareholder Legal Proceeding............................   21

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT.................   21

   3.1      Authority; Binding Nature of Agreement..................   21

   3.2      Acquisition of Company Common Stock.....................   22

   3.3      Registration of Form S-8................................   22

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDERS....   22

   4.1      Access and Investigation................................   22

   4.2      Operation of the Company's Business.....................   22

   4.3      Notification; Updates to Disclosure Schedule............   24

   4.4      No Negotiation..........................................   25

   4.6      Bridge Financing........................................   26

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES......................   26

   5.1      Filings and Consents....................................   26

   5.2      Public Announcements....................................   27

   5.3      Best Efforts............................................   27

   5.4      Noncompetition Agreements...............................   27

   5.5      FIRPTA Matters..........................................   27

   5.6      General Release.........................................   27

   5.7      Termination of 401(k) Plan..............................   27

   5.8      Company Options.........................................   27

   5.9      Company DCU Plan........................................   28

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT............   28

   6.1      Accuracy of Representations.............................   28

   6.2      Performance of Covenants................................   28

   6.3      Consents................................................   28

   6.4      Agreements and Documents................................   28

   6.5      No Material Adverse Change..............................   29

   6.6      FIRPTA Compliance.......................................   29

                                      ii.

                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                     ----
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   6.7      No Restraints...........................................   29

   6.8      No Legal Proceedings....................................   29

   6.9      Termination of 401(k) Plan..............................   29

   6.10     Section 3.38(h)(10) election............................   29

   6.11     Conversion of Company Options...........................   29

   6.12     DCU Plan................................................   30

   6.13     HSR Act.................................................   30

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.......   30

   7.1      Accuracy of Representations.............................   30

   7.2      Performance of Covenants................................   30

   7.3      No Restraints...........................................   30

   7.4      No Legal Proceedings....................................   30

   7.5      HSR Act.................................................   30

   7.6      Legal Opinion...........................................   30

SECTION 8. TERMINATION..............................................   30

   8.1      Termination Events......................................   30

   8.2      Termination Procedures..................................   31

   8.3      Effect of Termination...................................   31

SECTION 9. INDEMNIFICATION..........................................   32

   9.1      Survival of Representations, Etc........................   32

   9.2      Indemnification by Shareholders.........................   32

   9.3      Threshold...............................................   33

   9.4      Escrow Fund.............................................   33

   9.5      Claim Procedure.........................................   34

   9.6      Objections to Claims....................................   34

   9.7      Resolution of Conflicts.................................   34

   9.8      No Contribution.........................................   35

   9.9      Interest................................................   36

   9.10     Defense of Third Party Claims...........................   36

   9.11     Exercise of Remedies by Indemnitees Other Than Parent...   36


                                     iii.

                              TABLE OF CONTENTS
                                 (CONTINUED)

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  9.12       Fraud................................................    37

SECTION 10. ADDITIONAL POST-CLOSING OBLIGATIONS...................    37

  10.1       Repayment of Certain Debt Obligations................    37

  10.2       Release of Obligations; Indemnification..............    37

  10.3       Indemnification of Directors and Officers............    37

  10.4       Insurance Policies...................................    37

  10.5       S-Corp Dividend......................................    38

  10.6       Access to Records....................................    38

  10.7       Built-in Gain Reporting..............................    38

SECTION 11. MISCELLANEOUS PROVISIONS..............................    38

  11.1       Shareholders' Agent..................................    38

  11.2       Further Assurances...................................    39

  11.3       Fees and Expenses....................................    39

  11.4       Attorneys' Fees......................................    40

  11.5       Notices..............................................    40

  11.6       Confidentiality......................................    41

  11.7       Time of the Essence..................................    41

  11.8       Headings.............................................    41

  11.9       Counterparts.........................................    41

  11.10      Governing Law........................................    41

  11.11      Successors and Assigns...............................    41

  11.12      Remedies Cumulative; Specific Performance............    41

  11.13      Waiver...............................................    41

  11.14      Amendments...........................................    42

  11.15      Severability.........................................    42

  11.16      Parties in Interest..................................    42

  11.17      Entire Agreement.....................................    42

  11.18      Construction.........................................    42

                                      iv.

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of July 2, 1998, by and among: ASYST TECHNOLOGIES, INC., a California corporation ("Parent"); HINE DESIGN INCORPORATED a California corporation (the "Company"); and the shareholders of the Company (the "Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. The Shareholders own a total of 3,656,800 shares of the common stock of the Company ("Company Common Stock") which constitute all of the outstanding capital stock of the Company.

     B. The Shareholders wish to sell the Company Common Stock to the Parent on the terms set forth in this Agreement.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

   1.1    SALE AND PURCHASE OF SHARES.    At the Closing, each Shareholder shall
sell, assign, transfer and deliver such Shareholder's respective shares of Company Common Stock to the Parent, and the Parent shall purchase the Company Common Stock from the Shareholders, on the terms and subject to the conditions set forth in this Agreement (the "Transaction").

   1.2  PURCHASE PRICE.

        (a) The aggregate purchase price payable by the Parent for the Company Common Stock (the "Purchase Price") shall be equal to the shares of Company Common Stock multiplied by the Applicable Fraction and by the Designated Parent Stock Price.

        (b)  The Purchase Price shall be paid in cash at the Closing.

   1.3 CLOSING; CLOSING DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306, once all conditions to Closing are satisfied and/or waived, at such time and date as the parties may designate upon not less than five days' prior notice to the Company (the "Closing Date.")

                                      2.

        (a)  At the Closing:

             (i) the Shareholders shall deliver to the Parent the stock certificates representing the Company Common Stock, duly endorsed (or accompanied by duly executed stock powers), and the Parent shall pay the Purchase Price;

             (ii) the Shareholders, the Company and the Shareholders' Agent shall execute and deliver to the Parent, the Escrow Agreement, substantially in the Form of Exhibit B (the "Escrow Agreement");

             (iii) the Shareholders and certain other executives of the Company shall execute and deliver to the Parent and the Company a Noncompetition Agreement substantially in the form of Exhibit D;

             (iv) the Shareholders shall execute and deliver to the Parent and the Company a General Release substantially in the form of Exhibit E.

   1.4  DEFINITIONS.  For purposes of this Agreement:

        (a) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the sum of (1) $24,000,000 and (2) the Vested DCU/Option Value (as defined in Section 1.4(b) minus (3) the Debt Payments (as defined in
Section 10); and (B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Company Share Amount (as defined in Section 1.4(c)) by (2) the Designated Parent Stock Price (as defined in Section 1.4(d)).

        (b) The "Vested DCU/Option Value" shall be the sum of (A) the exercise prices of all outstanding Company Options that are vested immediately prior to the earlier of July 31, 1998 or the Closing Date and (B) the aggregate Fair Market Value (as defined in the Company's Incentive Compensation Plan adopted as of March 1, 1996 (the "DCU Plan") of all outstanding Company DCUs (as defined in
Section 1.5) that are vested immediately prior to the earlier of July 31, 1998 or the Closing Date.

        (c) The "Adjusted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing Date, (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all outstanding Company Options that are vested immediately prior to the earlier of July 31, 1998 or the Closing Date, and (C) the aggregate number of deferred compensation units (as defined in the DCU Plan) (a "Company DCU") that are vested immediately prior to the earlier of July 31, 1998 or the Closing Date.

        (d) The "Designated Parent Stock Price" shall be the average of the closing prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days ending on the date immediately preceding the date hereof.

   1.5  EMPLOYEE STOCK OPTIONS; DCUS.

        (a) Upon the Closing, each option to purchase shares of Company Common Stock that is then outstanding, whether vested or unvested (a "Company Option"), shall, pursuant

                                      3.

to the agreement of each holder of the Company Options entered into prior to the Closing, be converted into an option to purchase shares of Parent Common Stock (a "New Parent Option") granted under Parent's 1993 Stock Option Plan ("the Parent Option Plan"). New Parent Options granted under this Section 1.5(a) shall be in substitution for and replacement of all Company Options, which shall terminate effective as of the Closing. The number of shares of Parent Common Stock subject to each New Parent Option shall be equal to the number of shares of Company Common Stock that were subject to the converted Company Option multiplied by the Applicable Fraction, rounded to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the Parent Common Stock issuable upon exercise of each such New Parent Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such converted Company Option, as in effect immediately prior to the Closing Date, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent. The term, exercisability, vesting schedule and other provisions of Options shall be as provided in the Parent Option Plan; provided, however, that the number of shares of Parent Common Stock as to which each New Parent Option shall be vested as of the Closing Date and at all relevant times thereafter while the optionee remains employed by the Company or Parent, and prior to the termination of such New Parent Option, shall not be less than the proportional number of shares of Company Common Stock that would have become vested under the vesting schedule applicable to the converted Company Option.

      (b) Upon the Closing each Company DCU, whether vested or unvested shall, pursuant to appropriate action of the Administrative Committee for the DCU Plan taken prior to the Closing, be converted into a New Parent Option in accordance with the terms (as in effect as of the date of this Agreement) of the DCU Plan. New Parent Options granted under this Section 1.5(a) shall be in substitution for and replacement of all Company DCUs, which shall terminate effective as of the Closing. The number of shares of Parent Common Stock subject to each New Parent Option shall be equal to the number of converted Company DCUs for which the New Parent Option is substituted and multiplied by the Applicable Fraction, rounded to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the Parent Common Stock issuable upon exercise of each such converted Company DCU shall be determined by dividing the Fair Market Value of such converted Company DCUs, as in effect immediately prior to the Closing Date, by the Applicable Fraction, and rounding the resulting exercise price to the nearest whole cent. The term, exercisability, vesting schedule and other provisions of such New Parent Option shall be as provided in the Parent Option Plan; provided, however, that the number of shares of Parent Common Stock as to which each New Parent Option shall be vested as of the Closing Date and at all relevant times thereafter while the optionee remains employed by the Company or Parent, and prior to the termination of such New Parent Option, shall not be less than the proportional number of Company DCUs that would have become vested under the vesting schedule applicable to the converted Company DCUs as set forth in Section 6(a) of the DCU Plan for which the New Parent Option is substituted.

      (c) The Company and Parent shall take all action that may be necessary (under the Company Options, the DCU Plan or otherwise) to effectuate the provisions of this Section 1.5. Following the Closing, Parent will send to each holder of a converted Company Option and to each holder of a converted Company DCU a copy of the Parent Option Plan and an option agreement substantially in the form of Exhibit F, setting forth the terms of each New Parent Company Option granted in substitution for Company Options and Company DCUs,

                                      4.

including (i) the number of shares of Parent Common Stock subject to such converted Company Option or Company DCU, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such New Parent Option, or,
(iii) the term, exercisability, vesting schedule and other provisions of such New Parent Option.

   1.6 ESCROW. As more fully described in the Escrow Agreement, an Escrow Fund (as defined in the Escrow Agreement) shall be established into which a portion of the Purchase Price shall be deposited at the Closing. The amount to be withheld from the Shareholders and contributed to the Escrow Fund shall be the amount obtained by multiplying (i) the sum of (1) $24,000,000 minus (2) the Debt Payments (other than the payment under Section 10.1(b)) (without deduction for amounts withheld and contributed to the Escrow Fund) by (ii) 10% (rounded up to the nearest whole cent). The individual Shareholders shall contribute such amount on a pro rata basis based upon their ownership of Company Common Stock.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

          The Company and the Shareholders jointly and severally (except that as among the Shareholders liability will be several (in proportion to ownership of Company Common Stock as of the Closing Date) and not joint and except that the representations and warranties in Section 2.21(f), 2.22, 2.23 and 2.24 are made by each Shareholder severally) represent and warrant subject to Section 9, to and for the benefit of the Indemnitees, as follows, except as set forth in the Disclosure Schedule (references below to particular Parts of the Disclosure Schedule are intended to refer to, in particular, sections in the Disclosure Schedule that reference the relevant Sections of this Section 2):

   2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

        (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

        (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company.

        (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

        (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any

                                      5.

direct or indirect equity interest in, any Entity. The Company has never agreed and is not presently obligated to make any investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

   2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the Shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's Shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

   2.3  CAPITALIZATION, ETC.

        (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 3,656,800 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

        (b) The Company has outstanding options to purchase 348,540 shares as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each outstanding Company Option as of the date of this
Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in
Section 422 of the Code. The Transaction and the other transactions contemplated by this Agreement will not result in the acceleration of vesting of any Company Option.

        (c) The Company has reserved the right to grant 984,660 Company DCUs under its DCU Plan, of which 321,297 Company DCUs are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company DCU that is outstanding as of the date of this
Agreement: (i) the name of the holder of

                                      6.

such Company DCU; (ii) the total number of shares of deferred compensation units subject to such Company DCU; (iii) the date on which such Company DCU was granted and the term of such Company DCU; and (iv) the Fair Market Value (as defined in the DCU Plan) of such Company DCU. The Transaction and the other transactions contemplated by this Agreement will not result in the acceleration of vesting of any Company DCU.

        (d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or any phantom stock or similar rights; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

        (e) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (f) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (g) There are no (i) outstanding Company DCUs, (ii) instruments or obligations that are or may become convertible into or exchangeable for Company DCUs, (iii) Contracts under which the Company may become obligated to sell or otherwise issue any Company DCUs, or (iv) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company DCUs. All outstanding Company DCUs have been issued in compliance with applicable Legal Requirements and all requirements set forth in applicable Contracts.

   2.4  FINANCIAL STATEMENTS.

        (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

            (i) The unaudited balance sheets of the Company as of December 31, 1997, December 31, 1996 and December 31, 1995, and the related unaudited income statements of the Company for the years then ended; and

            (ii) the unaudited balance sheet of the Company as of April 30, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the four months then ended.

                                      7.

        (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations for the periods covered thereby.

        (c) The Company Financial Statements contain adequate reserves for all existing and reasonably foreseeable warranty claims.

   2.5  ABSENCE OF CHANGES.    Since April 30, 1998:

        (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

        (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

        (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

        (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its DCU Plan,
(ii) any provision of any agreement evidencing any outstanding Company Option or any outstanding Company DCU, or (iii) any restricted stock purchase agreement;

        (f) the Company has not sold, issued or authorized the issuance of (i) any Company DCU, (ii) any option or right to acquire any Company DCU, or (iii) any instrument convertible into or exchangeable for any Company DCU;

        (g) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (h) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

        (i) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since April 30, 1998, exceeds $100,000;

                                      8.

        (j) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

        (k) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, in each case except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

        (l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness (except for accounts receivable or other indebtedness not exceeding $10,000 individually or $50,000 in the aggregate);

        (m) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

        (n) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (o) the Company has not (i) established or adopted any Plans (as defined in Section 2.15), (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

        (p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

        (q)  the Company has not made any Tax election;

        (r)  the Company has not commenced or settled any Legal Proceeding;

        (s) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

        (t) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

                                      9.

   2.6  TITLE TO ASSETS

        (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Section 2.1(e), 2.7(b) and 2.9 and all of the Company's rights under the Material Contracts (as defined in Section 2.10) and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

        (b) The Company has good title to all assets that are material to the business of the Company and that are being leased or licensed to the Company.

        (c) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

        (d) The Company does not own any real property or any interest in real property.

   2.7  BANK ACCOUNTS; RECEIVABLES.

        (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

        (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of April 30, 1998. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since April 30, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business,
(ii) are current and are currently expected to be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate).

2.8 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                                      10.

   2.9  PROPRIETARY ASSETS.

        (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) the title of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.9(a)(ii) of the Disclosure
Schedule identifies each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
Part 2.9(a)(iii) of the Disclosure Schedule. To the best of the Company's knowledge after reasonable investigation, except for copyrights, for which such representation is made without limitation by the Company's knowledge, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

        (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

        (c) To the best of the Company's knowledge after reasonable investigation, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person; except for copyrights, for which such representation is made without limitation by the Company's knowledge. To the best of the Company's knowledge after reasonable investigation, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person; except for copyrights, for which such representation is made without limitation by the Company's knowledge. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

        (d) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company. There has not been any claim by

                                      11.

any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

        (e) To the best of the Company's knowledge after reasonable investigation, except for copyrights, for which such representation is made without limitation by the Company's knowledge, the Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (f) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

   2.10  CONTRACTS.

        (a) Part 2.10 of the Disclosure Schedule identifies the following company contracts, each of which, except for the Company contracts listed in
(i), (ii) and (iii) below, has a value in excess of $50,000 (collectively, the "Material Contracts"):

            (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

            (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset except for licenses for off the shelf software;

            (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

            (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                                      12.

            (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

            (vi) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

            (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

            (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

            (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

            (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

            (xi) any other material Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

            (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

            (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate.

        (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c) The Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract.

        (d) To the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy

                                      13.

under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract.

        (e) Since December 31, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

        (f) The Company has not waived any of its material rights under any Material Contract.

        (g) No Person is renegotiating any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

        (h) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

   2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since April 30, 1998 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts.

   2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since December 31, 1995, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

   2.13 GOVERNMENTAL AUTHORIZATIONS. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1995 has been, in compliance with the terms and requirements of the respective Governmental Authorizations held by the Company. Since December 31, 1995, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

                                      14.

   2.14 TAX MATTERS.

        (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes, not yet due and payable. The Company has delivered to Parent accurate and complete copies of all Company Returns that are open to review by the Internal Revenue Service or other Governmental Body. The amount of the Company's liability for unpaid Taxes for all periods ending on or before April 30, 1998 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Unaudited Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate exceed the amount of the current liability accruals for Taxes as such accruals are reflected on the Unaudited Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of the Unaudited Interim Balance Sheet in accordance with past custom and practice.

        (b) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

        (c) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or

                                      15.

263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

        (e) Since October 1, 1989 the Company has always been, and will be through the Closing Date, an S Corporation (or any similar, available California tax treatment) for United States and California income tax purposes.

   2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

        (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

        (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

        (d) With respect to each Plan, the Company has delivered to Parent:

            (i) an accurate and complete copy of such Plan (including all amendments thereto);

            (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

                                      16.

            (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

            (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

            (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

            (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                                      17.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

     (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

     (m) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (n) The Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the Transaction or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

   2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and Shareholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use,

                                      18.

treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

   2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part
2.17 of the Disclosure Schedule. Each of the insurance policies identified in
Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1995, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

   2.18 RELATED PARTY TRANSACTIONS. Since December 31, 1994, no Related Party:
(a) has had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) has been indebted to the Company; (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company; (d) has competed, directly or indirectly, with the Company; and (e) has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each holder of Company Options or Company DCUs; (iii) each individual who is, or who has at any time since December 31, 1994 been, an officer or director of the Company;
(iv) each member of the immediate family of each of the individuals referred to in clauses "(i)" through "(iii)" above; and (v) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" through "(iv)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

   2.19 LEGAL PROCEEDINGS; ORDERS.

        (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

                                      19.

        (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

   2.20  AUTHORITY; BINDING NATURE OF AGREEMENT.    The Company has the absolute
and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Escrow Agreement; and the execution, delivery and performance by the Company of this Agreement and the Escrow Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and the Escrow Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.21 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Transaction or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's Shareholders, the Company's board of directors or any committee of the Company's board of directors;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract;

                                      20.

        (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

        (f) result in the imposition or creation of any lien or other Encumbrance upon or with respect to the Company Common Stock (except for minor liens that will not, in any case or in the aggregate, materially detract from the value thereof).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Transaction or any of the other transactions contemplated by this Agreement.

   2.22  TITLE TO SECURITIES.    The sale and delivery of the shares of Company
Common Stock as contemplated by this Agreement are not subject to any preemptive right, right of first refusal, right of first offer or similar right. Upon such sale, Parent will acquire the Company Common Stock free and clear of any Encumbrance (other than restrictions on transferability expressly set forth in applicable Federal or state securities laws).

   2.23  SHAREHOLDER AUTHORITY; BINDING NATURE OF AGREEMENT.    Each of the
Shareholders has the absolute and unrestricted right, power and authority to enter, into execute and deliver and to perform its obligations under this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement constitutes the legal, valid and binding obligation of each of the Shareholders enforceable against each of the Shareholders in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.24  SHAREHOLDER LEGAL PROCEEDING.    There is no action, proceeding or
investigation pending or overtly threatened against any of the Shareholders before any court or administrative agency that questions the validity of the Agreement or the Escrow Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company and the Shareholders as follows:

   3.1  AUTHORITY; BINDING NATURE OF AGREEMENT.    Parent has the absolute and
unrestricted right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary action by Parent and its boards of directors. No vote of Parent's shareholders is needed to approve the Transaction. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                      21.

   3.2 ACQUISITION OF COMPANY COMMON STOCK. Parent is not acquiring the Company Common Stock with the current intention of making a public distribution thereof.

   3.3 REGISTRATION OF FORM S-8. Parent has registered the shares of Parent Common Stock reserved under the Parent's Stock Option Plan with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8 and such registration statement is currently effective.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

   4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, officers, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

   4.2 OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing Period:

       (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

       (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

       (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

       (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

       (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements); provided, however, that, subject to Section 5.5 and to prior review by Parent or its Representative, the Company may pay a cash dividend to the Company's Shareholders for the sole purpose of allowing such Shareholders to pay federal and state taxes directly associated with and arising out of the Company's operations for the period beginning on January 1, 1998 and ending on the Closing Date;

                                      22.

        (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its DCU Plan,
(ii) any provision of any agreement evidencing any outstanding Company Option or Company DCU, or (iii) any provision of any restricted stock purchase agreement;

        (h) the Company shall not sell, issue or authorize the issuance of any Company DCU, any option or right to acquire any Company DCU or any instrument convertible into or exchangeable for any Company DCU.

        (i) neither the Company nor any of the Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (j) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

        (k) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000 per month;

        (l) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract; in each case outside of the Company's ordinary course of business;

        (m) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

        (n) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Union Bank), or (iii) repay or forgive any indebtedness owed to any Related Party;

        (o) the Company shall not (i) establish, adopt or amend any Plans, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or

                                     23.

remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

        (p) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

        (q)  the Company shall not make any Tax election;

        (r) the Company shall not commence or settle any material Legal Proceeding;

        (s) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(r)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

   4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

        (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

            (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement;

            (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

            (iii) any breach of any covenant or obligation of the Company or any of the Shareholders; and

            (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

        (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure

                                      24.

Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. At Closing, if Parent agrees to close this Transaction after receiving the updates in this Section 4.3, then Parent shall be deemed to have waived the closing condition in Section 6.1 as to the updates in this Section 4.3.

   4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Shareholders shall, and the Company shall cause its Representatives not to, directly or indirectly:

        (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

        (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

        (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

   4.5  CODE SECTION 338

        (a) (i) The parties agree that, for federal tax purposes, the purchase of the Company Common Stock shall be treated as a purchase and sale of the assets of the Company in accordance with the provisions of Code Section 338(a) and 338(h)(10). The Shareholders agree to make timely elections pursuant to Code Sections 338(g) and 338(h)(10) in accordance with all applicable law and regulations and in accordance with the provisions of this Section 4.5.

     (ii) The parties agree that, for state income tax purposes, the purchase of the Company Common Stock shall be treated as a purchase and sale of the assets of the Company to the extent permitted by applicable state statutes substantially similar to the provisions of Code Sections 338(g) and 338(h)(10). The Shareholders agree to make timely elections pursuant to the statutory provisions referred to in the preceding sentence in accordance with all applicable law and regulations and in accordance with the provisions of this
Section 4.5.

        (b) Subject to Section 9, Parent shall pay any and all Taxes up to $75,000 assessed against the Company attributable to the recognition of income (including, without limitation, taxes associated with the Company's "built-in gain" under Code Section 1374) from the treatment, pursuant to the elections described in Sections 4.5(a)(i) and (ii), of the purchase of the Company Common Stock as a purchase and sale of the assets of the Company.

        (c) For purposes of this Agreement, references to elections under state statutes substantially similar to Code Sections 338(g) and 338(h)(10) include any elections deemed to have been made for state Tax purposes by virtue of having made elections under Code Sections 338(g) and/or 338(h)(10).

        (d) Parent shall prepare Internal Revenue Service Form 8023, the required schedules thereto, and all requisite State forms and schedules (the "Forms") providing for the

                                      25.

elections described in Section 4.5(a)(i) and/or (ii) with respect to the Company. Parent shall request from the Shareholders all information necessary to complete the Forms and the Shareholders shall provide Parent any such information no later than twenty (20) days following such request. Each Form shall be provided to the Shareholders at least thirty (30) days prior to the date it is to be filed by Parent. If the Shareholders reasonably determine that changes or supplements are required to a Form, the Shareholders and Parent shall endeavor promptly to agree on any such changes. The Shareholders shall execute any requisite Forms and deliver such Forms to Parent within thirty (30) days after the receipt of such Forms by the Shareholders.

        (e) If, as a result of the elections referred to in this Section 4.5, the Taxes (excluding Taxes associated with the Company's "built-in gain") payable by the Shareholders resulting from the payment of the Purchase Price increase from that which they otherwise would have been, then Parent will make an additional payment for the Shares such that the amount received by the Shareholders as Purchase Price and under this Section 4.5(e), less all Taxes thereon (computed at the highest relevant marginal income tax rates applicable to individuals), equals the amount of the Purchase Price, less all Taxes (computed at such marginal tax rates) that would have been paid in the absence of such elections, and less $75,000.

   4.6 BRIDGE FINANCING. At the request of the Company, the Parent shall loan the Company up to $400,000 for one year at an annual interest rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. as its prime, base or reference rate (as adjusted quarterly) plus 2%. Interest payments shall be paid by the Company to the Parent monthly.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

   5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transaction and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transaction and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Transaction. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transaction or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transaction. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion

                                      26.

or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company.

   5.2 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither party shall (and neither party shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Transaction, or regarding any of the other transactions contemplated by this Agreement, without the other parties' prior written consent, and (b) each party will consult with the other party prior to issuing any press release or making any public statement regarding the Transaction.

   5.3 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Shareholders shall use their best efforts to cause the conditions set forth in
Section 6 to be satisfied on a timely basis, and (b) Parent shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

   5.4 NONCOMPETITION AGREEMENTS. At or prior to the Closing, each of the Shareholders identified on Exhibit C shall execute and deliver to the Company and Parent a Noncompetition Agreement in substantially the form of Exhibit D. The Company shall use all commercially reasonable efforts to cause each of the other individuals identified on Exhibit C to execute and deliver to the Company and Parent, at the Closing, a Noncompetition Agreement substantially in the form of Exhibit D.

   5.5 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

   5.6 GENERAL RELEASE. At the Closing, each of the Shareholders shall execute and deliver to the Company a General Release in the form of Exhibit E.

   5.7 TERMINATION OF 401(K) PLAN. Prior to the Closing, the Company shall terminate its 401(k) plan.

   5.8 COMPANY OPTIONS. The Company shall use all commercially reasonable efforts to cause each holder of Company Options to agree to convert such Company Options into New Parent Options in Section 1.5(a).


                                      27.

   5.9 COMPANY DCU PLAN. Prior to the Closing, the Company shall terminate the DCU Plan and shall use all commercially reasonable efforts to cause the Administrative Committee for the DCU Plan to take appropriate action to convert outstanding Company DCUs into New Parent Options based on the Applicable Fraction, in the manner described in Section 1.5(b), which action shall include (without limitation) a determination by the Administrative Committee that such New Parent Options constitute "equivalent or better value in entitlements" from Parent (within the meaning of the DCU Plan).

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

     The obligations of Parent to effect the Transaction and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

   6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

   6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   6.3 CONSENTS. All Consents required to be obtained in connection with the Transaction and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

   6.4 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

        (a) Noncompetition Agreements substantially in the form of Exhibit D, executed by the individuals identified on Exhibit C;

        (b) a Release substantially in the form of Exhibit E, executed by each of the Shareholders;

        (c) the Escrow Agreement substantially in the form of Exhibit B, executed by the Shareholders and the Shareholders' Representative;

                                      28.

        (d) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

        (e) a legal opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, and of Robin Faisant dated as of the Closing Date, as set forth in Exhibit G;

        (f) a certificate executed by the chief executive officer of the Company certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied (the "Closing Certificate"); and

        (g) written resignations of all directors of the Company, effective as of the Closing Date.

   6.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change not disclosed in the Disclosure Schedule in the business, condition, assets, liabilities, operations or financial performance of the Company since the date of this Agreement other than any loss of revenue (and any corresponding change in margins and profitability of business) resulting from the public announcement or pendency of the Transaction.

   6.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.5(b).

   6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

   6.8 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transaction or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

   6.9 TERMINATION OF 401(K) PLAN. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Company's 401(k) plan.

   6.10 SECTION 3.38(H)(10) ELECTION. The Parent shall have received an election by each of the Shareholders under Section 338(h)(10) of the Code.

   6.11 CONVERSION OF COMPANY OPTIONS. Each holder of Company Options shall have agreed to convert such Company Option into a New Parent Option per Section 1.5(a).

                                      29.

   6.12 DCU PLAN. The Administration Committee for the DCU Plan shall have determined that New Parent Options based on the Applicable Fraction constitute "equivalent or better value in entitlements" from the Parent (within the meaning of the DCU Plan) and have approved the conversion of all Company DCUs into New Parent Options as described in Section 1.5(b).

   6.13 HSR ACT. The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Transaction and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

   7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

   7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   7.3 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

   7.4 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transaction or seeking to prohibit or limit the exercise by the Shareholders of any material right pertaining to the Transaction.

   7.5 HSR ACT. The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

   7.6 LEGAL OPINION. The receipt by the Shareholders of a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit I.

SECTION 8.  TERMINATION

   8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

                                      30.

        (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

        (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

        (c) by Parent at or after the Closing Date if any condition set forth in
Section 6 has not been satisfied by the Closing Date;

        (d) by the Company at or after the Closing Date if any condition set forth in Section 7 has not been satisfied by the Closing Date;

        (e) by Parent if the Closing has not taken place on or before August 31, 1998 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

        (f) by the Company if the Closing has not taken place on or before August 31, 1998 (other than as a result of the failure on the part of the Company or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

        (g)  by the mutual consent of Parent and the Company.

   8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

   8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 11 and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.4.

                                      31.

SECTION 9.  INDEMNIFICATION

   9.1    SURVIVAL OF REPRESENTATIONS, ETC.

        (a) The representations and warranties made by the Company and the Shareholders (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent (as defined in Section 11.1 below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and the Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent shall survive the Closing and shall expire on the first anniversary of the Closing Date, provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Shareholder (acting in good faith) delivers to the Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Parent (and setting forth in reasonable detail the basis for such Shareholder's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

     (b) The representations, warranties, covenants and obligations of the Company and the Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, except as otherwise provided herein.

     (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Shareholders in this Agreement.

   9.2  INDEMNIFICATION BY SHAREHOLDERS.

     (a) From and after the Closing Date (but subject to Section 9.1(a)), the Shareholders, severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (after giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any

                                      32.

covenant or obligation of the Company or any of the Shareholders (including the covenants set forth in Sections 4 and 5); (iii) any Taxes paid by the Company relating to the "built-in gain" referred to in Section 4.5 to the extent the Taxes exceed $75,000 or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

     (b) The Company and the Shareholders acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

   9.3 THRESHOLD. Except for matters relating to Taxes relating to the "built-in gain," the Shareholders shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such damages (and not merely the portion of such damages exceeding $100,000).

   9.4  ESCROW FUND.

     (a) Notwithstanding anything else herein, indemnification under this
Section 9 shall be satisfied solely from the Escrow Fund (described in Section 9.4(b) below). Except as provided in Section 9.12, indemnification under this
Section 9, other than pursuant to Taxes relating to the "built-in gain" referred to in Section 4.5, shall be the sole and exclusive remedy of the Indemnitees for any and all breaches of representations and warranties contained in Section 2 hereof and for any other breach hereof except for breaches of Section 2.22.

     (b) Each Shareholder, Parent, the Company and a banking institution selected by Parent as escrow agent ("Escrow Agent") shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit B (modified as requested by the Escrow Agent), under which, on the terms and conditions set forth therein, a portion of the amounts to be paid to the Shareholders hereunder will be escrowed to pay amounts payable to Parent or the Company under this
Section 9.

The Escrow Fund shall consist of the amount set forth in Section 1.6. The amount remaining in the Escrow Fund less the sum of any amounts payable from the Escrow Fund that are subject to a claim made by Parent or the Company under this
Section 9 not yet resolved shall be distributed to the Shareholders on the first anniversary of the Closing Date.

                                      33.

   9.5 CLAIM PROCEDURE. Upon delivery to the Escrow Agent and the
Shareholders' Agent in accordance with Section 11.5 on or before the last day of the period set forth in Section 9.1(a) above of a certificate signed by any officer of Parent (an "Officer's Certificate")

     (a) stating that Parent or the Company has paid or properly accrued or reasonably anticipates that Parent or the Company will have to pay or accrue Damages in an aggregate stated amount, and stating that Parent or the Company is entitled to indemnity pursuant to this Agreement with respect to such amount, and

     (b) specifying the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability;

The Escrow Agent shall, subject to the provisions of Section 9.6 hereof, deliver to Parent as promptly as practicable, an amount from the Escrow Fund sufficient to fully indemnify Parent or the Company against such Damages.

   9.6  OBJECTIONS TO CLAIMS.    At the time of delivery of any Officer's
Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of cash pursuant to
Section 9.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of the amount requested in the Officer's Certificate in accordance with Section 9.5 hereof, provided that no such payment or delivery need be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Parent (with a copy to the Escrow Agent) prior to the expiration of such 30-day period.

   9.7  RESOLUTION OF CONFLICTS.

     (a) In case the Shareholders' Agent shall so object in writing to the indemnity of Parent or the Company in respect of any claim or claims made in any Officer's Certificate, the Shareholders' Agent and Parent (acting on its own behalf or on behalf of the Company) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent who shall thereupon promptly pay the agreed upon amount of the claim to Parent.

     (b) If no such agreement can be reached after good faith negotiation, the claim shall be submitted to non-binding mediation under the rules then in effect under the American Arbitration Association, or such other forum as the parties may select. Each party shall have in attendance at such mediation persons who have actual authority to bind the party to any settlement reached. If the matter cannot be settled through mediation, then the claim shall be submitted to binding arbitration under the following rules:

          (i) Unless otherwise agreed by the parties, all such claims shall be decided in San Jose, California by a single arbitrator, acting under the Commercial Rules of the American Arbitration Association except as modified herein. Either party may initiate the

                                      34.

arbitration following failure of mediation to resolve the issue by filing a demand for arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other party.

        (ii) Unless the parties agree to a mutually acceptable arbitrator within thirty (30) days of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association.

        (iii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least 10 years, with substantial experience in the negotiating and drafting of business acquisition agreements.

        (iv) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator.

        (v) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing and shall be obligated to follow California substantive law.

        (vi) The arbitrator's authority shall be limited to determining whether the claim gives rise to a right to indemnification under the provisions of this
Section 9 and, if so, the amount of Damages as to such claim. No other issue involving interpretation of this Agreement shall be submitted to the arbitrator without the consent of both parties.

        (vii) The decision of the arbitrator as to the validity and amount of Damages and the amounts in (c) below shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing and deliver such decision to the Escrow Agent.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The non-prevailing party shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the arbitrator fees and administrative expenses associated with the arbitration (which expenses and fees, in the event the Parent is the prevailing party, shall constitute Damages to be satisfied solely from the Escrow Fund).

   9.8  NO CONTRIBUTION.    Each Shareholder waives, and acknowledges and agrees
that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with

                                      35.

any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

   9.9 INTEREST. Any Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which the Shareholders' Agent received the notice in Section 9.1 and ending on the date on which the liability of the Shareholder to such Indemnitee is fully satisfied by such Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

   9.10 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Parent or against any other Person) with respect to which any of the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent elects not to proceed with the defense of such claim or Legal Proceeding, the Shareholders shall defend such claim or legal proceeding on their own; provided, that the Shareholders shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Parent, such consent not to be unreasonably withheld. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

        (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be Damages to the extent that the Company or the Shareholders are determined to have breached this Agreement entitling Parent to indemnification pursuant to Section 9.2.;

        (b) each Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

        (c) Parent shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Shareholders' Agent; provided, however, that such consent shall not be unreasonably withheld or delayed.

Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Company; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

   9.11 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                      36.

   9.12 FRAUD. Notwithstanding any provision of this Agreement to the contrary, the liability of Parent, the Company or any Shareholder for common law fraud, intentional misrepresentation or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made.

SECTION 10.  ADDITIONAL POST-CLOSING OBLIGATIONS

   10.1 REPAYMENT OF CERTAIN DEBT OBLIGATIONS. Promptly following the Closing Date (at the Closing in the cases of (b) and (c) below), Parent shall:

        (a) pay to Union Bank of California the outstanding principal balance (plus interest accrued through the date of payment), such amount representing payment in full of the amount owed to Union Bank of California by Company under Forbearance and Modification Agreement dated April 2, 1998 as represented by the Company and the Shareholders in part 2.11 of the Disclosure Schedule;

        (b) pay to Derek Hine $6,813,256 (plus interest accrued through the Closing Date), such amount representing payment in full of the amount owed to Derek Hine by the Company under certain notes as represented by the Company and the Shareholders in part 2.11 of the Disclosure Schedule, in consideration for a release in full of such obligation by Derek Hine; and

        (c) pay to Gordon Hine $3,510,200, such amount representing the full amount owed to Gordon Hine by the Company as deferred compensation as represented by the Company and the Shareholders in part 2.11 of the Disclosure Schedule, in consideration for a release in full of such obligation by Gordon Hine.

     The payment of each of the above obligations (excluding interest accrued after the Closing Date) shall be collectively referred to herein as the "Debt Payments."

   10.2 RELEASE OF OBLIGATIONS; INDEMNIFICATION. Following the Closing, Parent shall use its commercially reasonable efforts to obtain releases of the Company obligations personally guaranteed by certain Shareholders as set forth on Exhibit H hereto ("Guaranteed Obligations"). To the extent that Parent is unable to obtain releases of the Guaranteed Obligations, Parent agrees to indemnify such Shareholders against any liability or expense on the part of such Shareholders arising from the Guaranteed Obligations.

   10.3 INDEMNIFICATION OF DIRECTORS AND OFFICERS. All rights to indemnification existing in favor of the directors and officers of the Company for acts and omissions occurring prior to the Closing Date, as provided in the Company's articles of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and directors (as in effect at the Closing Date), shall survive the Transaction and shall be the obligation of and observed by Parent and the Company from and after the Closing Date.

   10.4 INSURANCE POLICIES. To the extent possible without incurring additional material expense (after taking into account any premiums saved as a result of the discontinuance of the Company's insurance policies identified in Part 2.17 of the Company Disclosure Schedule and in

                                      37.

effect for a period of at least six (6) months prior the date of this Agreement (the "Company Policies")), Parent shall use commercially reasonable efforts to cause its insurance policies in effect on the date of this Agreement to be amended to provide a level of coverage for the business and properties of the Company acquired in the Transaction that is substantially equivalent to the level of coverage provided by the Company Policies on the date of this Agreement.

   10.5 S-CORP DIVIDEND. Promptly after the completion of the audit of the Company for the period ending on the Closing Date, the Parent shall make the final S-Corp distribution of income for the period from December 31, 1997 through the Closing to the Shareholders as determined by the Parent's auditors.

   10.6  ACCESS TO RECORDS.    The Parent shall, and shall cause its
Representatives to: (a) provide the Shareholders' Agent and its Representatives with reasonable access to the Company's existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company for the purpose of investigating claims pursuant to Section 9, in connection with any Tax audit.

   10.7 BUILT-IN GAIN REPORTING. In its Tax Returns, Parent shall report the Internal Revenue Service or any other Governmental Body a "built-in gain" of approximately $160,000. In the even of any audit by the Internal Revenue Service or any other Governmental Body of the "built-in gain," Parent and the Company shall handle the defense of the "built-in gain" in such audit; provided, however, that neither the Parent nor the Company shall settle such audit without the prior written consent of the Shareholders' Agent (not to be unreasonably withheld). Upon written notice to the Parent, the Shareholders' Agent shall have the right to take over the defense of the "Built-in Gain" in such audit at the expense of the Shareholders; provided, however, that neither the Shareholders nor the Shareholders' Agent shall settle such audit without the prior written consent of the Parent or the Company (not to be unreasonably withheld).

SECTION 11.  MISCELLANEOUS PROVISIONS

   11.1   SHAREHOLDERS' AGENT.

        (a) The Shareholders hereby irrevocably appoint Derek L. Hine as their agent, proxy and attorney-in-fact for purposes of this Agreement and the Escrow Agreement (the "Shareholders' Agent"), and Derek L. Hine hereby accepts his appointment as the Shareholders' Agent. Each of the Shareholders hereby agrees that such agency and proxy are coupled with an interest and are, therefore, irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder. Parent shall be entitled to deal exclusively with the Shareholders' Agent for all purposes of this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders' Agent, as fully binding upon such Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his

                                      38.

responsibilities as agent of the Shareholders, then the Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of this Agreement. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholders.

        (b) Neither the Shareholders' Agent nor any agent employed by it shall be liable to any Shareholder relating to the performance of its duties under this Agreement or the Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders' Agent constituted fraud or were taken or not taken in bad faith. The Shareholders' Agent shall be indemnified and held harmless by the Shareholders in the amounts determined by applying the procedures specified in the Escrow Agreement against all expenses (including attorneys' fees), judgments, fines and other amounts paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders' Agent is made a party by reason of the fact that it was acting as the Shareholders' Agent pursuant to this Agreement or the Escrow Agreement; provided, however, that the Shareholders' Agent shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders' Agent constituted fraud or were taken or not taken in bad faith. The Shareholders' Agent shall be protected in acting upon any notice, statement or certificate believed by it to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

        (c) A decision, act, consent or instruction of the Shareholders' Agent shall be made in writing and shall constitute a decision of all the Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and Parent and the Company may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and all of the Shareholders. Parent and the Company are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

   11.2  FURTHER ASSURANCES.    Each party hereto shall execute and cause to be
delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

   11.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or

                                      39.

notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Transaction; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement) exceeds $100,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Shareholders and not by the Company.

   11.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   11.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PARENT:

          Asyst Technologies, Inc
          48761 Kato Road
          Fremont, CA  94538
          Attention:  Douglas J. McCutcheon
                      Senior Vice President and Chief Financial Officer

          WITH A COPY TO:

          Cooley Godward llp
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Attention:  James C. Kitch

          IF TO THE COMPANY:

          Hine Design Incorporated
          241 Java Drive
          Sunnyvale, CA  94089

          WITH A COPY TO:

          Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation
          3 Embarcadero Center, Suite 700
          San Francisco, CA 94111
          Attention:  Ronald Star

                                      40.

          IF TO THE SHAREHOLDER'S AGENT:

          Derek L. Hine
          5 Hawk View
          Portola Valley, CA  94025

   11.6 CONFIDENTIALITY. On and at all times after the Closing Date, each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the business of the Company or Parent.

   11.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

   11.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   11.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

   11.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

   11.11  SUCCESSORS AND ASSIGNS.    This Agreement shall be binding upon: the
Company and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and Parent and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Shareholders; Parent; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

   11.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

   11.13  WAIVER.

        (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power,

                                      41.

right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   11.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

   11.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   11.16 PARTIES IN INTEREST. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

   11.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement executed on behalf of Parent on and the Company on October 24, 1997 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

   11.18  CONSTRUCTION.

        (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                      42.

        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        (e) The Shareholders acknowledge and agree that Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation ("Howard, Rice") has been engaged to act as special counsel to the Company in connection with the Transaction. Howard, Rice has not been engaged to represent the Shareholders or any person or party other than the Company. Each of the Shareholders has been advised to retain, to the extent that he or she so desires, independent counsel to represent his or her interests in connection with the execution of this Agreement and with respect to the Transaction.

                                      43.

     The parties hereto have caused this Agreement to be executed and delivered as of July 2, 1998.

                                    ASYST TECHNOLOGIES, INC.
                                    a California corporation


                                    By: /s/ Douglas J. McCutcheon
                                        -------------------------
                                        Douglas J. McCutcheon
                                        Senior Vice President,
                                        Chief Financial Officer


                                    HINE DESIGN INCORPORATED
                                     a California corporation


                                    By: /s/ Derek L. Hine
                                        -----------------

                                    Name: Derek L. Hine
                                          -------------

                                    Title: President/CEO
                                           -------------


                                    SHAREHOLDERS:


                                    /s/ Derek L. Hine      /s/ Susan Hine
                                    -------------------------------------
                                    Derek L. and Susan Hine


                                    /s/ Graham L. Hine
                                    ------------------
                                    Graham L. Hine



                                    /s/ Roger G. Hine
                                    -----------------
                                    Roger G. Hine



                                    /s/ Michael Krolak     /s/ Laura Krolak
                                    ---------------------------------------
                                    Michael and Laura Krolak

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

        (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;

        (b) the issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or
(iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

        (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company;

     provided, however, that (A) the grant of stock options by the Company to its employees in the ordinary course of business will not be deemed to be an "Acquisition Transaction" if such grant is made pursuant to the Company's existing stock option plans and is consistent with the Company's past practices, and (B) the issuance of stock by the Company to its employees upon the exercise of outstanding stock options will not be deemed to be an "Acquisition Transaction."

     AGREEMENT. "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

                                     A-1.

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall mean any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Shareholders.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department,

                                     A-2.

agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     INDEMNITEES.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees."

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

     PARENT COMPANY STOCK. "Parent Company Stock" shall mean the common stock of Parent.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

                                     A-3.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                     A-4.

                                   EXHIBIT C

                   PERSONS TO SIGN NONCOMPETITION AGREEMENTS

Derek Hine
Graham Hine
Roger Hine
Michael Krolak
Fred Moreno
Richard Dexter
John Grilly

                                     C-1.

                                   EXHIBIT H

                             GUARANTEED OBLIGATIONS

The Company's obligation to Union Bank is guaranteed by Derek Hine.

                                     H-1.